Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Current Report on Form 8-K, of our report dated February 25, 2003 relating to the combined financial statements of Innkeepers Hospitality, which appears in the Annual Report on Form 10-K of Innkeepers USA Trust for the year ended December 31, 2002.

PricewaterhouseCoopers LLP

Dallas, Texas

August 11, 2003